Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE February 9, 2016	For more information contact: Andy Cebulla Director of Investor Relations and Treasurer (952) 937-4000

MTS REPORTS FISCAL 2016 FIRST QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN., February 9, 2016 – MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and position sensors, today reported financial results for its fiscal 2016 first quarter ended January 2, 2016.

➢	Solid first quarter revenue of $141 million was down approximately one percent, up three percent on a constant currency basis
➢	First quarter EPS of $0.78 was down $0.12, down $0.01 excluding the benefit from the settlement of a tax audit in the prior year
➢	Strong orders of $168 million were up 24%, including continued robust Test Service orders, which were up 16%
➢	Asian Test order growth was robust, up 39%, driven by broad market demand for new product test solutions and service offerings; China Test orders up strongly with 63%

“We are pleased with our first quarter results as revenue and earnings were solid and we experienced very strong order performance that positions us well for the remainder of fiscal 2016,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “While revenue was roughly flat due to the negative effect of currency translation, it was in-line with our expectations, and earnings were higher than expected driven by cost management initiatives. Orders growth in the quarter increased an exceptional 24 percent, driven by a very strong performance broadly in the Test business, which increased 33 percent compared to the first quarter of the prior year. A particular bright spot for us strategically was Test Service orders that increased 16 percent year-over-year driven by growing demand for upgrading existing key customer laboratories, as well as the signing of full service contracts in Asia and Europe to support ever increasing demands for testing throughput. This continued strong orders growth demonstrates world-wide demand for MTS technologies across virtually all of our Test markets as our customers continue investing in new products to satisfy their diverse end-market requirements.”

“The Sensors business, with its higher exposure to the industrial economy, experienced a soft quarter with a decrease in orders and revenue as well as being negatively impacted by currency translation. Orders were down 16 percent relative to the prior year, but currency had a six point negative effect. The business experienced weakness in the steel and construction sectors, particularly in China, and in the U.S. oil and gas sector,” Dr. Graves stated.

First Quarter Results

Revenue of $140.5 million declined compared to the same quarter in the prior year, but increased 2.8 percent on a constant currency basis. Test revenue improved 0.6 percent as solid performance in service and strong custom revenue conversion from the high opening backlog at year end fully offset the negative effects of currency translation. Sensors revenue declined 11.5 percent due to the negative effects of currency translation and lower sales volumes. Excluding currency, Test revenue increased 4.3 percent, while Sensors revenue decreased 4.6 percent compared to the same quarter in the prior year.

MTS News Release

Gross profit of $52.5 million was down 7.6 percent compared to the year ago quarter. The gross margin rate declined 2.5 percentage points to 37.4 percent. The gross margin decline was driven primarily by the investment in engineering resources and systems in the Test business to better position the business for growth in future periods.

Operating expenses decreased $2.1 million and were 28 percent of revenue, which is within our expected range of 27 to 29 percent. The decrease in operating expenses resulted from favorable currency translation of $1.2 million and a reduction in legal costs.

The Company’s effective tax rate was 10.1 percent, an increase of 2.7 percentage points compared to the prior year. The prior year tax rate included a $1.8 million, or $0.11 per share, discrete benefit from the favorable resolution of IRS examinations of prior year tax returns. This did not recur in the current quarter, resulting in a higher tax rate year-over-year.

Diluted earnings per share were $0.78 compared to $0.90 in the same quarter in the prior year. Excluding the previously mentioned discrete tax benefit from the favorable resolution of the IRS audit in the prior year, EPS would have declined $0.01 compared to the fiscal 2015 first quarter.

Orders were $168.2 million, up 24.3 percent, and up 27.8 percent on a constant currency basis compared to the year ago quarter. Test orders were a record $147.6 million, up 33.3 percent, and increased 36.3 percent on a constant currency basis. The increase was driven in part by a $25.4 million increase in large orders (>$5 million). There were three large Test orders in the quarter totaling $30.6 million compared to one large Test order of $5.2 million in the same period last year. Sensors orders declined 16.3 percent and were down 10.1 percent on a constant currency basis. Backlog at the end of the quarter was a record $373.1 million, up 18.9 percent compared to the prior year. Consistent with this demand outlook, the Test business opportunity pipeline continues to be strong and ended the quarter at a record $955 million.

Cash and cash equivalents at the end of the first quarter totaled $59.3 million, compared to $51.8 million at the end of the fourth quarter of fiscal 2015. During the first quarter, operating activities generated cash of $10.8 million. The Company used $12.4 million to repurchase shares, $6.7 million to invest in capital expenditures and $4.5 million to pay dividends to shareholders.

Outlook

“We believe our strong order volume and the initiatives that we are pursuing to generate operating efficiencies in our Test business position us well for fiscal 2016 and beyond,” Dr. Graves said. “Our order backlog stands at a new record level and our Test opportunity pipeline is at a record $955 million. In Test, our order flow and pipeline expansion continues to confirm the macro trends driving investments for new product development in our global customer base, with particular strength in China that grew 63 percent in the quarter. Even with the slowing economy in China, our specific markets continue to benefit from both domestic and global OEM investments in R&D and new product development,” said Dr. Graves.

Dr. Graves concluded, “We remain encouraged about fiscal 2016 and 2017 as we move forward with record backlog and pipeline levels. We are confirming our current guidance of revenue in fiscal 2016 to be between $570 million and $600 million, and earnings to be $3.03 to $3.28 per share. From a timing standpoint within the fiscal year, backlog conversion projections indicate a stronger second half than first half. Even facing the current uncertainty surrounding the global-economic environment, MTS’ markets remain solid, our customer base remains financially strong and investing for their future, and our products and services are increasingly in demand around the world.”

MTS News Release

First Quarter Conference Call

A conference call will be held on February 10, 2016, at 10 a.m. ET (9 a.m. CT). Call +1-480-293-0646 (Toll Free: +1-866-249-5224) and reference the conference pass code “433994”. Telephone replay will be available at 1:00 p.m. ET following the call until 1 p.m. ET, February 17, 2016. Call +1-719-457-0820 (Toll Free: +1-888-203-1112) and reference the conference pass code “433994”.

A transcript of the call can also be accessed from the MTS website at http://investor.mts.com. It will be available on February 11, 2016.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,400 employees as of October 3, 2015 and revenue of $564 million for the fiscal year ended October 3, 2015. Additional information on MTS can be found at www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those described in the “Risk Factors” section in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”). The performance of our business and our securities may be adversely affected by these factors and by other factors common to other businesses and investments, or to the general economy. Forward-looking statements are qualified by some or all of these risk factors. Therefore, you should consider these forward looking statements with caution and form your own critical and independent conclusions about the likely effect of these risk factors on our future performance. Forward-looking statements speak only as of the date on which statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances. Readers should carefully review the disclosures and the “Risk Factors” described in the Company’s most recent Form 10-K filed with the SEC, including our Forms 10-Q and 8-K.

MTS News Release

MTS SYSTEMS CORPORATION

Condensed Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	January 2,	December 27,
	2016	2014

Revenue	$140,501	$142,584
Cost of sales	87,990	85,753
Gross profit	52,511	56,831
Gross margin	37.4%	39.9%

Operating expenses
Selling, general and administrative	33,616	35,456
Research and development	5,294	5,564
Total operating expenses	38,910	41,020

Income from operations	13,601	15,811
Operating margin	9.7%	11.1%

Interest income (expense), net	(201)	(167)
Other income (expense), net	(310)	(759)

Income before income taxes	13,090	14,885
Provision for income taxes	1,316	1,099
Net income	$11,774	$13,786

Earnings per share
Basic
Earnings per share	$0.79	$0.91
Weighted average common shares outstanding	14,861	15,108

Diluted
Earnings per share	$0.78	$0.90
Weighted average common shares outstanding	14,999	15,270

MTS News Release

MTS SYSTEMS CORPORATION

Condensed Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	January 2,	October 3,
	2016	2015
ASSETS

Current assets
Cash and cash equivalents	$59,287	$51,768
Accounts receivable, net	106,163	89,829
Unbilled accounts receivable	66,580	77,519
Inventories	90,604	86,303
Other current assets	27,493	22,294
Total current assets	350,127	327,713

Property and equipment, net	82,228	80,454

Goodwill	26,831	27,677
Intangible assets, net	20,198	19,706
Other assets	5,826	5,281
Total assets	$485,210	$460,831

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$40,941	$21,183
Accounts payable	32,967	32,994
Advance payments from customers	78,957	65,734
Other accrued liabilities	49,878	56,741
Total current liabilities	202,743	176,652

Other long-term liabilities	28,470	26,037
Total liabilities	231,213	202,689

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized: 14,800 and 14,932 shares issued and outstanding as of January 2, 2016 and October 3, 2015, respectively	3,700	3,733
Additional paid-in capital	—	4,275
Retained earnings	257,878	255,711
Accumulated other comprehensive income	(7,581)	(5,577)
Total shareholders' equity	253,997	258,142
Total liabilities and shareholders' equity	$485,210	$460,831

MTS News Release

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Months Ended
	January 2,	December 27,
Test Segment	2016	2014	% Variance

Orders	$147,560	$110,665	33%

Revenue	$118,810	$118,085	1%
Cost of sales	77,791	74,342	5%
Gross profit	41,019	43,743	(6%	)
Gross margin	34.5%	37.0%

Operating expenses	30,632	31,767	(4%	)

Income from operations	$10,387	$11,976	(13%	)

Sensors Segment

Orders	$20,649	$24,668	(16%	)

Revenue	$21,691	$24,499	(11%	)
Cost of sales	10,199	11,411	(11%	)
Gross profit	11,492	13,088	(12%	)
Gross margin	53.0%	53.4%

Operating expenses	8,278	9,253	(11%	)

Income from operations	$3,214	$3,835	(16%	)

Total Company

Orders	$168,209	$135,333	24%

Revenue	$140,501	$142,584	(1%	)
Cost of sales	87,990	85,753	3%
Gross profit	52,511	56,831	(8%	)
Gross margin	37.4%	39.9%

Operating expenses	38,910	41,020	(5%	)

Income from operations	$13,601	$15,811	(14%	)